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                                                                     EXHIBIT 5.1

                  [Letterhead of Vandeberg Johnson & Gandara]

                               February 4, 2000



INFORMATION-HIGHWAY.COM, INC.
#185-10751 Shellbridge Way
Richmond, British Columbia V6X 2W8, Canada

     Re: Registration Statement on Form S-8 of Information-Highway.com, Inc.; Amended and Restated Information - Highway.com, Inc. Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel to Information-Highway.com, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 1,020,000 shares (the "Shares") of Common Stock, no par value per share, of the Company issuable under the Amended and Restated Information - Highway.com, Inc. Stock Option Plan (the "Plan"). In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, a copy of the Plan and such other matters we deemed appropriate.

     Based on that review, it is our opinion that the Shares will be, when sold pursuant to the terms contemplated by the Registration Statement, validly issued, fully paid and non-assessable shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                        Very truly yours,

                                        Vandeberg Johnson & Gandara

                                        /s/ James L. Vandeberg

                                        James L. Vandeberg